EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 31, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS THIRD QUARTER 2006 RESULTS

Chapel Hill, N.C., October 31, 2006 — POZEN Inc. (NASDAQ: POZN), today announced results for the third quarter ended September 30, 2006.

Third-Quarter Results

POZEN reported a net loss of $4.1 million, or $0.14 per share on a diluted basis, for the third quarter of 2006, compared to a net loss of $4.7 million, or $0.16 per share on a diluted basis, for the third quarter of 2005.

For the third quarter of 2006, POZEN reported revenue of $3.4 million as compared to $2.4 million for the third quarter ended September 30, 2005. The increase was primarily due to revenue recognized pursuant to the global collaboration agreement with AstraZeneca.

Operating expenses for the third quarter of 2006 totaled $7.9 million as compared to $7.4 million for the same period in 2005. The increase in operating expenses was primarily due to a $1.5 million non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006 and an increase in costs associated with the PN program, partially offset by a decrease in costs for the Trexima™ program.

At September 30, 2006, cash, cash equivalents and short-term investments totaled $66.6 million compared to $45.8 million at December 31, 2005. The increase in cash and cash equivalents resulted from the receipt of a $40 million upfront payment from AstraZeneca in connection with the exclusive global collaboration agreement between the two companies.

Nine-Month Results

POZEN reported a net loss of $18.9 million, or $0.65 per share on a diluted basis, for the nine-month period ended September 30, 2006, compared with a net loss of $14.2 million, or $0.49 per share on a diluted basis, for the same period in 2005.

For the nine months ended September 30, 2006, POZEN reported revenue of $6.5 million compared to $6.4 million for the same period in 2005. Revenue for the 2006 period includes amortization of upfront payments and revenues earned pursuant to our collaboration agreements with AstraZeneca and GlaxoSmithKline.

Operating expenses for the nine months ended September 30, 2006 were $26.8 million as compared to $21.4 million for the comparable period in 2005. The increase in operating expenses was primarily due to a $4.7 million non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006 and an increase in costs associated with our PN program, partially offset by a decrease in costs for the Trexima program.

Corporate Highlights

On August 1, 2006, POZEN and AstraZeneca signed a global collaboration agreement for the co-development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor esomeprazole magnesium, with the non-steroidal anti-inflammatory drug naproxen in a single tablet. The products will be indicated for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. On September 21, 2006, POZEN announced the receipt of the $40 million upfront payment from AstraZeneca. POZEN will receive potential aggregate payments of $160 million for certain development and regulatory milestones; and $175 million of potential sales performance milestones, if certain thresholds are achieved. Royalties will be paid on net sales.

POZEN plans to submit the full response to the approvable letter for Trexima™ to the U.S. Food and Drug Administration (FDA) in November. Subsequent to the submission of the New Drug Application in August 2005, the number of patients treated with Trexima in clinical trials has more than doubled and this data will be incorporated into the full response. The FDA will have up to six months to review the information contained in the full response.

Financial Guidance

For the fourth quarter of 2006, POZEN expects total revenue to be in the range of $7 to $8 million, including revenue of $3 to $4 million for work performed under the AstraZeneca agreement. Total operating expenses are expected to be in the range of $8.2 to $9.2 million, including $1.5 million of non-cash stock-based compensation expense.

For the 2006 year, POZEN expects total revenue to be in the range of $13.5 to $14.5 million, including revenue of $4.7 to $5.7 million for work performed under the AstraZeneca agreement. Total operating expenses for the 2006 year are expected to be in the range of $35 to $36 million. Operating expenses include $6.3 million of estimated non-cash stock-based compensation expense.

Third-Quarter Results Webcast

POZEN will hold a webcast to present third quarter results and management’s outlook on Tuesday, October 31, 2006 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT technology, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for proprietary fixed dose combinations of the proton pump inhibitor esomeprazole magnesium with naproxen in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Licensing revenue	$3,424,819	$2,399,000	$6,548,619	$6,410,374
Operating expenses:
General and administrative	3,662,984	2,473,439	10,393,998	7,198,656
Research and development	4,275,168	4,900,642	16,422,811	14,231,394
Total operating expenses	7,938,152	7,374,081	26,816,809	21,430,550
Interest income, net	447,127	289,303	1,336,420	846,507
Net income (loss) attributable to common stockholders	$(4,066,206)	$(4,685,778)	$(18,931,770)	$(14,173,669)

Basic net income (loss) per common share	$(0.14)	$(0.16)	$(0.65)	$(0.49)

Shares used in computing basic net income (loss) per common share	29,240,696	28,939,503	29,173,200	28,919,245

Diluted net income (loss) per common share	$(0.14)	(0.16)	$(0.65)	(0.49)

Shares used in computing diluted net income (loss) per common share	29,240,696	28,929,503	29,173,200	28,919,245

POZEN Inc.
Balance Sheet
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$33,163,589	$27,467,789
Investments	33,451,348	18,370,701
Accounts receivable	1,567,819	--
Prepaid expenses and other current assets	118,227	613,682
Total current assets	68,300,983	46,452,172
Equipment, net of accumulated depreciation	205,738	234,839
Total assets	$68,506,721	$46,687,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$510,438	$1,443,676
Accrued compensation	1,125,847	2,591,633
Accrued expenses	1,196,140	1,201,023
Deferred revenue	14,571,200	6,552,000
Total current liabilities	17,403,625	11,788,332

Long-term liabilities:
Deferred revenue	28,000,000	1,000,000
Total liabilities	45,403,625	12,788,332

Total stockholders’ equity	23,103,096	33,898,679
Total liabilities and stockholders’ equity	$68,506,721	$46,687,011